AGREEMENT RELATING TO INITIAL CAPITAL
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                                                                __________, 2000

The Appleton Funds
45 Milk Street, Eighth Floor
Boston, MA 02109

Ladies and Gentlemen:

     In conjunction with the purchase by ___________________ (the "Purchaser") of 10,000 shares of beneficial interest of the Appleton Equity Growth Fund of the Appleton Funds (the "Shares"), the Purchaser hereby represents that it is acquiring the Shares for investment with no intention of reselling or otherwise distributing the Shares. The Purchaser hereby further agrees that any transfer of any of the Shares or any interest therein shall be subject to the following conditions:

     1. The Purchaser shall furnish you and counsel satisfactory to you prior to the time of transfer, a written description of the proposed transfer specifying its nature and consequence and giving the name of the proposed transferee.

     2. You shall have obtained from your counsel a written opinion stating whether in the opinion of such counsel the proposed transfer may be effected without registration under the Securities Act of 1933. If such opinion states that such transfer may be so effected, the Purchaser shall then be entitled to transfer the Shares in accordance with the terms specified in its description of the transaction to you. If such opinion states that the proposed transfer may not be so effected, the Purchaser will not be entitled to transfer the Shares unless the Shares are registered.

     The Purchaser hereby authorizes you to take such action as you shall reasonably deem appropriate to prevent any violation of the Securities Act of 1933 in connection with the transfer of the Shares, including the imposition of a requirement that any transferee of the Shares sign a letter agreement similar to this one.

                                        Very truly yours,


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